EXHIBIT 23.1

           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement of PetMed Express, Inc. on Form S-3 of our report dated April 30, 2004, on the consolidated financial statements of consolidated balance sheets of PetMed Express, Inc. and Subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended March 31, 2004 which appear in its Annual Report on Form 10-K for the year ended March 31, 2004. We also consent to the reference of our firm under the caption "Experts" contained in such Prospectus.

                       /S/ Goldstein Golub Kessler LLP
                       --------------------------------
                       GOLDSTEIN GOLUB KESSLER LLP
                       New York, New York

July 16, 2004